NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES SALE OF EAGLE FORD ASSETS AND
BORROWING BASE REDETERMINATION

LAFAYETTE, LA – September 30, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) announced that in September 2014, the Company completed the sale of its Eagle Ford assets for net proceeds of approximately $9.7 million. The Company estimates that operating cash flow generated from its Eagle Ford assets during the first six months of 2014 totaled approximately $2.0 million on average daily production of approximately 195 barrels of oil equivalent per day. As of June 30, 2014, the Company estimated that proved reserves associated with the Eagle Ford assets totaled approximately 2.1 Bcfe with an estimated discounted net cash flow (PV-10) of $6.6 million.

Borrowing Base Update
The Company’s bank group has completed its semi-annual re-determination of its borrowing base under its credit facility. As a result, the Company’s $200 million borrowing base has been increased to $220 million and the commitment level has been increased from $150 million to $170 million. The next re-determination of the borrowing base is scheduled to occur before March 31, 2015.

Non-GAAP Financial Measure
PV-10 is the estimated future cash flow from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes.  Standardized measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP.  Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company.  As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of reserves to other companies in different basins.  The Company also understands that securities analysts and rating agencies use PV-10 in similar ways.  PV-10, as presented herein, cannot be reconciled to the standardized measure of discounted future cash flows because final income tax information for 2014 is not yet available.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate” and similar references to future periods. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, our ability to realize the anticipated benefits from the Fleetwood joint venture, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.